Exhibit 10.1

FIRST AMENDMENT TO ADVISORY AGREEMENT

THIS FIRST AMENDMENT TO ADVISORY AGREEMENT (this “Amendment”) is made and entered into as of the 20th day of March, 2013, by and between CNL LIFESTYLE PROPERTIES, INC., a corporation organized under the laws of the State of Maryland (the “Company”) and CNL LIFESTYLE ADVISOR CORPORATION, a corporation organized under the laws of the state of Florida (“Advisor”).

RECITALS

WHEREAS, the Company and the Advisor entered into that certain Advisory Agreement dated as of April 10, 2011 (the “Advisory Agreement”); and

WHEREAS, capitalized terms not defined herein shall have the meaning given to such terms in the Advisory Agreement; and

WHEREAS, the parties desire to enter into this Amendment for the purpose of amending certain provisions of the Advisory Agreement as more particularly set forth herein.

NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Recitals. The recitals set forth above are true and correct and constitute a part of this Amendment.

2. Restatement of Duties of the Advisor. Section (3)(e) of the Advisory Agreement is hereby amended and restated in its entirety to read as follows:

(3) “(e) subject to the provisions of Paragraphs 3(g) and 4 hereof, (i) locate, analyze and select potential investments in Properties and Loans and other Permitted Investments, (ii) structure and negotiate the terms and conditions of transactions pursuant to which investment in Properties and Loans and other Permitted Investments will be made; (iii) make investments in Properties and Loans and other Permitted Investments in compliance with the investment objectives and policies of the Company; (iv) arrange for financing and refinancing and make other changes in the asset or capital structure of, and dispose of, reinvest the proceeds from the sale of, or otherwise deal with the investments in, Properties, Loans and other Permitted Investments; (v) enter into leases and service contracts for Property and, to the extent necessary, perform all other operational functions for the maintenance and administration of such Property; and (vi) make dispositions of any portion of a Property to any Person other than the Advisor, a Director or their Affiliates without obtaining the prior approval of the Board, provided such portion of a Property is sold, transferred or conveyed for a purchase price in an amount not to exceed One Million and No/100 Dollars ($1,000,000);”

3. Restatement of Subordinated Disposition Fee. Section (9)(c) of the Advisory Agreement is hereby amended and restated in its entirety to read as follows:

“(c) Subordinated Disposition Fee. If the Advisor or an Affiliate provides a substantial amount of the services (as determined by a majority of the Independent Directors) in connection with the Sale of one or more Assets, the Advisor or an Affiliate shall receive a Subordinated Disposition Fee equal to the lesser of (i) one-half of a Competitive Real

Estate Commission or (ii) 3% of the sales price of such Property or Properties (or comparable competitive fee in the case of a Loan or other Permitted Investment). The Subordinated Disposition Fee will be paid only if Stockholders have received total Distributions in an amount equal to or greater than the sum of their aggregate Invested Capital and their aggregate Stockholders’ 8% Return. To the extent that Subordinated Disposition Fees are not paid by the Company on a current basis due to the foregoing limitation, the unpaid fees will be accrued and paid at such time as the subordination conditions have been satisfied. The Subordinated Disposition Fee may be paid in addition to real estate commissions paid to non-Affiliates or Affiliates (to the extent such a transaction with an Affiliate is permitted by the Articles and approved by a majority of the Directors and Independent Directors not otherwise interested in the transaction), provided that the total real estate commissions paid to all Persons by the Company (including the Subordinated Disposition Fee) shall not exceed an amount equal to the lesser of (i) 6% of the Contract Sales Price of a Property or (ii) the Competitive Real Estate Commission. In the event this Agreement is terminated prior to such time as the Stockholders have received total Distributions in an amount equal to 100% of Invested Capital plus an amount sufficient to pay the Stockholders’ 8% Return through the Termination Date, an appraisal of the Properties then owned by the Company shall be made and the Subordinated Disposition Fee on Assets previously sold will be deemed earned if the appraised value of the Properties then owned by the Company plus total Distributions received by the Stockholders prior to the Termination Date equals or is greater than 100% of Invested Capital plus an amount sufficient to pay the Stockholders’ 8% Return through the Termination Date. Any such Subordinated Disposition Fee so deemed to be earned by the Advisor shall be paid by the Company to the Advisor. Upon Listing, if the Advisor has accrued but not been paid such Subordinated Disposition Fee, then for purposes of determining whether the subordination conditions have been satisfied, Stockholders will be deemed to have received a Distribution in the amount equal to the product of the total number of Shares outstanding and the average closing price of the Shares over a period, beginning 180 days after Listing, of 30 days during which the Shares are traded.”

4. Addition of Non-Solicitation Provision. The following provision is hereby added to and deemed included in the Advisory Agreement in its entirety as Section (32) thereof:

“(32) Non-Solicitation. During the period commencing on the date hereof and ending one year following the termination of the this Agreement, the Company and the Operating Partnership shall not, without the Advisor’s prior written consent, directly or indirectly, (a) solicit or encourage any person to leave the employment or other service of the Advisor, or (b) hire, on behalf of the Company, the Operating Partnership or any other person or entity, any person who has left the employment within the one year period following the termination of that person’s employment with respect to the Advisor. During the period commencing on the date hereof through and ending one year following the termination of this Agreement, the Company and the Operating Partnership will not, whether for its own account or for the account of any other person, firm, corporation, or other business organization, intentionally interfere with the relationship of the Advisor with, or endeavor to entice away from the Advisor, any person who during the term of the Agreement is, or during the preceding one-year period, was a tenant, co-investor, co-developer, joint venturer, or other customer of the Advisor.”

5. Binding Effect. This Amendment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

6. Modification/Amendment. This Amendment may only be amended and modified in a writing signed by all of the parties hereto.

7. Execution of Amendment. A party may deliver executed signature pages to this Amendment by facsimile or electronic copy, which facsimile or electronic copy shall be deemed to be an original executed signature page. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which counterparts together shall constitute one agreement with the same effect as if the parties hereto had signed the same signature page.

8. Ratification. The terms and provisions in the Advisory Agreement are deemed amended if and to the extent inconsistent with the terms of this Amendment. Otherwise, the terms and the provisions in the Advisory Agreement are hereby ratified and confirmed by the parties hereto. Except as modified herein, all other terms and conditions of the Advisory Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

CNL LIFESTYLE PROPERTIES, INC., a Maryland corporation

By:	/S/ STEPHEN H. MAULDIN
Name:	Stephen H. Mauldin
Title:	President

CNL LIFESTYLE ADVISOR CORPORATION, a Florida corporation

By:	/S/ THOMAS K. SITTEMA
Name:	Thomas K. Sittema
Title:	Chief Executive Officer